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                     June 3, 2020

       Richard D. Peach
       Chief Financial Officer
       Schnitzer Steel Industries, Inc.
       299 SW Clay Street
       Suite 350
       Portland, Oregon
       97201

                                                        Re: Schnitzer Steel
Industries, Inc.
                                                            Form 10-K for the
Year Ended August 31, 2019
                                                            Filed October 24,
2019
                                                            Form 10-Q for the
Quarterly Period Ended February 29, 2020
                                                            Filed April 2, 2020
                                                            File No. 000-22496

       Dear Mr. Peach:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services